Exhibit 99.1

Real Estate Letter of Intent

04/17/19

Rudy Enterprise Inc

278 E Saginaw Rd

Sanford, MI 48657

Re:	Letter of Intent from HPIL Holding
For property located at
278 E Saginaw Rd
Sanford, MI 48657
Parcel # 110-033-100-420-00

Dear Mike Rudy:

Subject to the execution of a definitive and mutually acceptable agreement of purchase and sale ("Purchase Agreement") within Sixty (60) days after execution of this Letter of Intent (the "Contract Negotiation Period"), the undersigned offers to purchase the subject property in accordance with the following terms and conditions:

1.   Seller(s): Rudy Enterprise Inc, with contact information as follows:

2.   Buyer: HPIL Holdings Inc. c/o Nitin Amersey, with contact information as follows: Buyer may assign his interest to any corporation, partnership or limited liability company in which he is the controlling party or to any other third party without Seller approval. Personal guarantees on mortgage may apple as well as property condition clauses and transfer of title statements.

3.   Subject Property: The property, which is the subject of this offer ("Subject Property"), is generally identified as 278 E Saginaw Road, Sanford Michigan. Together with the real property, Buyer is also purchasing all of Seller's rights, title and interest in all of the fixtures, improvements, leases, maps, reports, plans, and other such material is having to do with the Subject Property including all land use entitlements, governmental permits and allocations, and other such governmental and agency approvals as may exist concerning the property. In addition, this offer to purchase includes the following specific items: Lease of the “rear” building to the current tenant for a duration to be determined over the next 60 days (5 years with options for more).

4.   Purchase Price: $239,000 less prepaid lease credit to purchase price for net sale amount (i.e. $239,000 less $40,000 credit based on 5-year use of rear building and surrounding property equals $199,000 net sale amount).

5.   Terms of Purchase: $27,000 down with monthly payments based on an interest rate of 5.5% APR calculated on a 15-year amortization with an 8-year balloon with seller to finance net sale amount, less down payment.

6.   Earnest Money Deposit: Buyer deposits Two thousand ($ 2000.00) in the form of personal check showing good faith. This money, which will be applied to the sales price, will be deposited in Superior Title’s trust account. If the conditions/contingencies in this contract cannot be met, Seller authorizes the Broker or escrow agent to refund the deposit without the need for a Mutual Release signed by both Buyer and Seller. The Purchase Agreement and Mutual Escrow Instructions shall be mutually prepared and executed by Buyer and Seller within Sixty (60) days of execution by both parties of this Letter of Intent to purchase (the "Contract Negotiation Period").

Letter of Intent

278 E Saginaw Road, Sanford MI

7.   Buyer's Condition Precedent to Closing: Following the expiration of the Feasibility Period (within 30 days of the signed Purchase Agreement), Buyer's obligation to close on the sale shall be subject only to the following conditions:

A.     Title Company shall be in position to issue a policy of title insurance to Buyer in the full amount of the Purchase Price showing good and marketable title vested in Buyer subject only to such exceptions to title as have been approved by Buyer during the Feasibility Period.

B.     The non-existence of any development, building, construction, flood or moratoria affecting the Subject Property, except for normal maintenance, staging needs and minor alterations for seller’s day to day operations of business, i.e. racking, storage, etc., as seller’s expense.

C.     Seller to provide Buyer title to property free and clear of liens except for non-delinquent bonds and taxes.

8.   Close of Sale: Close of sale to be on or before June 30, 2019.

9.   Other Provisions:

A.    The Purchase Agreement may contain other provisions such as, but not limited to, a liquidated damages clause, attorney's fees, notices, mutual indemnifications, broker's commission, and the like.

B.     Any and all documentation provided by Seller to Buyer shall be returned to Seller upon cancellation of this transaction.

10.  Expiration of Offer: This Letter of Intent shall constitute an open offer until 3/30/19, at which time it shall be automatically terminated if not executed by Seller.

If the above outline of terms and conditions are acceptable, please indicate by signing below. All parties to these transactions intend that this proposal be superseded by the Purchase Agreement. In the meantime, all parties agree to proceed in accordance with terms and conditions outlined in this Letter of Intent. Seller understands the purpose of this Letter of Intent is to allow further investigation by both parties into the feasibility of entering into a formal agreement. This Letter of Intent is only binding on the parties during the Contract Negotiation period. If the Purchase Agreement is not mutually executed within the Contract Negotiation Period for any reason whatsoever or no reason at all, this Letter of Intent shall expire, and no party shall have any further rights or duties hereunder. Seller shall not solicit other offers during the Contract Negotiation Period.

Letter of Intent

278 E Saginaw Road, Sanford MI

BUYER:
Dated: 4/17/19
/s/ Nitin Amersey

SELLER:

/s/ Mike Rudy	Dated 4/17/19